Exhibit 99.1

OUTFRONT MEDIA ANNOUNCES LIQUIDITY MEASURES AND UPDATED OUTLOOK IN RESPONSE TO CORONAVIRUS

New York, March 25, 2020 — OUTFRONT Media Inc. (NYSE: OUT) today announced business and financial updates in response to the novel coronavirus (COVID-19) pandemic.

To protect our business, clients, and stakeholders in these extraordinary and unprecedented times, we are undertaking many financial and operational actions.

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As of today, we have drawn the balance of our $500 million revolving credit facility. In addition to cash on hand of $59.1 million as of December 31, 2019, this drawdown provides immediate liquidity and financial flexibility.

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Only the revolving credit portion of our senior credit facilities is subject to a maintenance covenant, which is a consolidated net secured leverage ratio of no greater than 4.5x. At December 31, 2019, before the drawdown, this ratio was 1.2x and, adjusted for the drawdown, would have been approximately 2.0x. The ratio calculation uses the trailing four consecutive quarters of operating financials.

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Our senior credit facilities have various baskets for additional debt incurrence, including a consolidated total leverage ratio basket of no greater than 6.0x. At December 31, 2019, before the drawdown, this ratio was 4.4x and, adjusted for the drawdown, would have been approximately 5.4x. The ratio calculation uses the trailing four consecutive quarters of operating financials.

•	Our next debt maturity is $500 million of 5.625% senior notes due February 2024.

•	Equipment deployment in our transit franchises has been suspended.

•	Maintenance capital expenditures will be curtailed from our original plans, and discretionary growth capital expenditures for digital billboard conversions will be deferred.

•	Tuck-in acquisition activity has been put on hold.

•	We are having constructive conversations with our transit franchise partners regarding options that may be available to us.

•	We are negotiating certain billboard ground leases, including those with clauses that allow us to reduce rent in light of a reduction in advertising value.

•	In addition to a headcount freeze, we are taking appropriate steps to reduce our posting, maintenance, selling, general and administrative expenses.

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We are updating our previously disclosed revenue and AFFO guidance. It is now likely that our first quarter 2020 total revenue growth will be somewhere between low single-digits and flat. We are also withdrawing our fiscal year 2020 expectation for AFFO growth.

“These measures will provide immediate liquidity to help us navigate through these rapidly changing market conditions,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “We believe that our company, and our industry, have a future as bright as the immediate past, and we look forward to helping our clients and stakeholders during, and after, this uncertainty.”

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believe,” “expect,” “may,” “would,” or “will” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our liquidity and capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the severity and duration of the novel coronavirus (COVID-19) and its impact on our business, financial condition and results of operations; declines in advertising and general economic conditions, including declines caused by the novel coronavirus (COVID-19); competition; government regulation; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners; taxes, fees and registration requirements; our ability to obtain and renew key municipal contracts on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; diverse risks in our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; our failure to remain qualified to be taxed as a real estate investment trust (“REIT”); REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; the Internal Revenue Service (the “IRS”) may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors:	Media:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com